EXHIBIT 10.2


ENGlobal Corporation                              Executive Level Incentive Plan
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1.   PURPOSE AND EFFECTIVE DATE

     1.1 The purpose of this Executive Level Incentive Plan (this "Plan") is to provide financial incentives to certain corporate officers (the "Participants") of ENGlobal Corporation ("ENGlobal" or the "Company") to use their best efforts on behalf of the Company and to provide bonuses commensurate with the industry peer group if the Company is successful in raising earnings per share.

     1.2 This Plan was approved by the Board of Directors on December 16, 2004 and shall be effective as of January 1, 2005.

2.   ELIGIBLE PARTICIPANTS

     The Participants in this Plan shall be the Chief Executive Officer, President, Chief Financial Officer, and such other participants as the Board of Directors may designate from time to time.

3.   BONUS POOL AND BONUS PAYMENTS

     The "Bonus Pool" (herein so called) from which bonuses shall be paid to Participants under this Plan shall be calculated as follows:

     3.1 If the Company's earnings per share ("EPS") for the year for which the bonus is being paid (the "Current Year"), less the amount of the bonus paid pursuant to this Section 3.1, equals or exceeds EPS in the immediately preceding calendar year (the "Base Year"), then the Company shall contribute $100,000 to the Bonus Pool.

     3.2 In addition, if EPS for the Current Year is more than 20% higher than the EPS for the Base Year, then the Company shall contribute an additional amount to the Bonus Pool, which shall be calculated as follows: (i) the amount by which Current Year EPS exceeds 120% of Base Year EPS shall be multiplied by shares outstanding; (ii) the result of subsection (i) shall be divided by the amount equal to 100 minus the Current Year effective tax rate in order to determine the pre-tax earnings upon which the Bonus Pool contribution shall be calculated; (iii) the amount determined in subsection (ii) shall be multiplied by 25% and contributed to the Bonus Pool.

     3.3 Notwithstanding anything herein to the contrary, no Participant shall be entitled to a bonus hereunder that is greater than the Participant's annual salary for the year for which the bonus is paid.

     3.4 Bonus payments, if due hereunder, will be made within 75 days following the end of each year.

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ENGlobal Corporation                              Executive Level Incentive Plan
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4.   BONUS DETERMINATIONS

     The amount of the Bonus shall be divided among the CEO, who shall receive _% of the Bonus Pool, the President, who shall receive _% of the Bonus Pool, and the Chief Financial Officer, who shall receive _% of the Bonus Pool.

5.   MISCELLANEOUS

     5.1 This Bonus Plan shall be governed by the laws of the State of Texas, excluding choice of law and conflict of law principles that direct the application of the laws of a different state. The Board of Directors is hereby authorized to resolve any ambiguities in this Plan.

     5.2 This Bonus Plan represents the sole Bonus Plan covering the Participants, and all rights to participate in any other Bonus Plans (other than any plan under which the Company may award options or other equity consideration) are hereby revoked in their entirety. This Bonus Plan may be modified or amended at any time by the Board of Directors of the Company, with or without prior notice to the Participants.

     5.3 There are no third-party beneficiaries to this Bonus Plan.

     5.4 This Bonus Plan is an unfunded and unsecured compensation arrangement. It is not governed by the Employee's Retirement and Income Security Act of 1974.




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